Exhibit 3.1

BY-LAWS

OF

SPX CORPORATION

(A Delaware Corporation)

Amended and Restated

Effective as of March 30, 2012

BY-LAWS

OF

SPX CORPORATION

(A Delaware Corporation)

ARTICLE I

Offices

Section 1.  The registered office of the corporation shall be in Wilmington, New Castle County, Delaware.

Section 2.  The corporation shall have its principal office at 13515 Ballantyne Corporate Place, Charlotte, North Carolina, and it may also have offices at such other places as the board of directors may from time to time determine.

ARTICLE II

Stockholders

Section 1.  Annual Meeting.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may be properly brought before the meeting shall be held on such date as the board of directors shall fix each year.  No business shall be conducted at an annual meeting except in accordance with the procedures set forth in these by-laws.  The presiding officer of an annual meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of these by-laws, and, if it is so determined, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

To be properly brought before an annual meeting, (a) business must be specified in the notice of meeting, or any supplement thereto, given by or at the direction of the board of directors, (b) business must be otherwise properly brought before the meeting by or at the direction of the board of directors, (c) director nominations by a stockholder must be submitted pursuant to Section 1 of Article III of these by-laws, or (d) business other than director nominations must be otherwise properly brought before the meeting by a stockholder who (i) is a stockholder of record at the time of giving notice provided for in this Section and at the time of the annual meeting of stockholders, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures as to such business set forth in this Section.  Clauses (c) and (d) of this paragraph shall be the exclusive means for a stockholder to submit business before an annual meeting of stockholders other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting.

For business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of the preceding paragraph, such business must be a proper subject for stockholder action under the General Corporation Law of the State of Delaware and the stockholder must have given timely notice of such business in writing to the secretary of the corporation not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting.  A stockholder’s notice to the secretary of the corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder or the beneficial owner, if any, in such business; and (b) a description of all agreements, arrangements and understandings between such stockholder or the beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

Nothing in this Section shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of preferred stock if and to the extent provided for under law, the certificate of incorporation or these by-laws.

Section 2.  Special Meetings.  Special meetings of the stockholders may be called only by the chairman, the president or the board of directors pursuant to a resolution approved by a majority of the entire board of directors.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting of stockholders pursuant to the corporation’s notice of meeting.

Section 3.  Stockholder Action; How Taken.  Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 4.  Place of Meeting.  The board of directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting.  The place of meeting shall be the principal office of the corporation designated in Section 2 of Article I of these by-laws.

Section 5.  Notice of Meetings.  Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger or consolidation, not less than twenty nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the chairman or the president, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the corporation with postage thereon prepaid.

Section 6.  Record Date.  For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend, or (c) stockholders for any other purpose, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and not less than ten days, or in the case of a merger or consolidation not less than twenty days prior to the date on which the particular action, requiring such determination of stockholders is to be taken.

Section 7.  Quorum.  The holders of not less than one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the certificate of incorporation or by these by-laws.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or of these by-laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 8.  Notices; Required Stockholder Information.  A stockholder’s notice of director nominations to be brought before an annual or special meeting as permitted by Article III, Section 1 and a stockholder’s notice of other business to be brought before an annual meeting as permitted by Article II, Section 1, Clause (d), shall, in addition to the information required by such Sections, set forth the following as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal is made:

(a)           the name and address of the stockholder, as they appear on the corporation’s stockholder records, and of the beneficial owner, if any;

(b)           the class and number of shares of capital stock of the corporation that are owned, whether of record or beneficially, by such stockholder and such beneficial owner, if any, as of the date of such notice (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date);

(c)           a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such notice by, or on behalf of, the stockholder or the beneficial owner, if any, or any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or the beneficial owner, if any, or any of their affiliates or associates, with respect to shares of stock of the corporation, and a representation that the stockholder or the beneficial owner, if any, will notify the corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; and

(d)           any other information relating to such stockholder and beneficial owner, if any, that would be required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder to be included in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal or the election of directors in a contested election, as applicable, if Section 14 of the Exchange Act were applicable.

Section 9.  Qualifications of Voters.  The board of directors may fix a day and hour not more than sixty nor less than ten days prior to the day of holding any meeting of stockholders as the time as of which the stockholders entitled to notice of and to vote at such a meeting shall be determined.  Only those persons who were holders of record of voting stock at such time shall b entitled to notice of and to vote at such meeting.

Section 10.  Procedure.  The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting.  The board of directors shall appoint two or more inspectors of election to serve at every meeting of stockholders at which directors are to be elected.  The chairman of the meeting may adjourn or postpone a meeting of stockholders with or without the approval of the stockholders present and voting.  In no event shall the adjournment of an annual or special meeting commence a new time period for the giving of a stockholder’s notice as described in Article II, Section 1 or Article III, Section 1.

ARTICLE III

Directors

Section 1.  Number, Election and Terms.  Except as otherwise fixed pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time by the board of directors but shall not be less than three.  The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as near equal in number as possible, as determined by the board of directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987 and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified.  At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

The term the “entire board” as used in these by-laws means the total number of directors which the corporation would have if there were no vacancies.

Except as provided in Section 2 of this Article, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board in compliance with the advance notice requirements for stockholder nominees for director set forth in this Section and (ii) such nomination has not been withdrawn by such stockholder as of a date that is 10 days in advance of the date the corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented).  For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.  The Nominating & Governance Committee has established procedures regarding the tender to the board by directors of advance resignations to address majority voting.  The Nominating & Governance Committee shall make a recommendation to the board on whether to accept or reject a resignation, or whether other action should be taken.  The board shall act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it in a Form 8-K filed with the Securities and Exchange Commission within 90 days from the date of the certification of the election results.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally.  However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.  Each such notice shall set forth:  (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (e) the consent of each nominee to serve as a director of the corporation if so elected; and (f) a statement as to whether each nominee, if elected, intends to tender, promptly following such nominee’s election or re-election, an irrevocable resignation effective upon such nominee’s failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election and the acceptance of such resignation by the board of directors, in accordance with the corporation’s Corporate Governance Guidelines.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Section 2.  Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.  Any director elected in accordance with the preceding sentence shall be a member of the class of directors in which the new directorship was created or the vacancy occurred and shall be submitted to a stockholder vote at the next annual meeting of stockholders.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 3.  Removal.  Subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, for cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Section 4.  Regular Meetings.  Regular meetings of the board of directors shall be held at such times and place as the board of directors may from time to time determine.

Section 5.  Special Meetings.  Special meetings of the board of directors may be called by or at the request of the chairman or the president or by any officer of the corporation upon the request of a majority of the entire board.  The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the board of directors called by them.

Section 6.  Notice.  Notice of regular meetings of the board of directors need not be given.  Notice of every special meeting of the board of directors shall be given to each director at his usual place of business, or at such other address as shall have been furnished by him for the purpose.  Such notice shall be given at least twenty-four hours before the meeting by telephone or by being personally delivered, mailed or telegraphed.  Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

Section 7.  Quorum.  A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting of the board of directors, provided, that if less than a majority of the entire board is present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless the act of a greater number is required by the certificate of incorporation or the by-laws of the corporation.

Section 8.  Compensation.  Directors who are also full time employees of the corporation shall not receive any compensation for their services as directors but they may be reimbursed for reasonable expenses of attendance.  By resolution of the board of directors, all other directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the board of directors; provided, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 9.  Committees.  The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be determined form time to time by resolution adopted by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 10.  Director Emeritus.  The board of directors may by resolution appoint any former director who has retired from the board of directors as a Director Emeritus.  Directors Emeritus may, but are not required to attend all meetings (regular and special) of the board of directors and will receive notice of such meetings; however, they shall not have the right to vote and they shall be excluded from the number of directors for quorum and other purposes.  Directors Emeritus shall be appointed for one year terms and may be reappointed for up to two additional one year terms.

Section 11.  Independence.  No nominee shall be eligible for election to the board of directors unless such nominee has provided such information as the corporation has reasonably requested to determine the eligibility of such nominee to serve as an independent director of the corporation.

ARTICLE IV

Emergency Executive Committee

Section 1.  National Emergency-defined.  For purposes of this Article, “national emergency” is any period following an attack on the United States or during any nuclear or atomic disaster or during the existence of any catastrophe or similar emergency condition as the results of which communication and travel are disrupted or made unsafe.

Section 2.  National Emergency Committee.  Whenever, during the existence of a national emergency a quorum of the board of directors cannot readily be convened for action, the business and affairs of the corporation shall be managed by an Executive Committee (the “Committee”).

Section 3.  Establishment of the Committee, Number of Members.  When it is determined in good faith by any two or more directors (including directors appointed pursuant to Section 6 herein) that (1) a national emergency exists, and (2) they are in a position to carry on the management of the business and affairs of the corporation, then they shall constitute themselves, and by these by-laws they are hereby appointed, members of the Committee.  The number of members shall be not less than two.  An established committee shall increase its membership to include additional directors who are able to serve.  Directors (including officers designated “directors” pursuant to Section 6 herein) who have been appointed to the Committee shall remain members until removed due to death, disappearance, or refusal or inability to act.  When a quorum of the board of directors (not including officers designated “directors” pursuant to Section 6 herein) becomes available to manage the business and affairs of the corporation, the Committee shall dissolve and re-form as the board of directors pursuant to other sections of these by-laws.

Section 4.  Meetings, Notice, Quorum.  Unless the Committee establishes rules to the contrary, meetings may be held at any time at the request of any member, with notice given only to such members as it may be feasible to reach at the time and by such means as may be feasible at the time.  Members who receive notice shall make a reasonable effort to notify other members of the Committee, but inability to notify other members shall not effect the validity of any decision made at a meeting at which a quorum was present.  Any two members constitute a quorum.

Section 5.  Powers.  The Committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including, but not by way of limitation, power to call special meetings of stockholders, to change the principal office or declare alternative principal offices, to elect or appoint officers, to declare and fill vacancies on the Committee as circumstances may require, to establish emergency rules, and to authorize the seal of the corporation to be affixed to all papers which may require it.

Section 6.  Officers Designated Directors.  If no two directors are available to establish the Committee, one or two (depending on the number needed) of the officers of the corporation hereinafter designated are appointed directors and empowered to act as such under this Article.  The officers so appointed shall be those available and able to act as members of the committee in the order of rank designated as follows:  chairman of the board, vice chairman, president, executive vice president, treasurer, vice presidents (in order of seniority), secretary, assistant treasurers and assistant secretaries (in order of seniority).  Seniority of officers shall be determined by, and be the same as, the annual order in which their names are presented to, and acted upon, by the board of directors.

Section 7.  Liability of Committee Members to the Corporation and to Third Persons.  No director or officer acting in accordance with the provisions of this Article IV shall be liable to the corporation except for willful misconduct.

Section 8.  Reliance by Third Persons.  Any person may conclusively rely on a determination by the directors or officers of this corporation that a national emergency exists when the reliance is made in good faith.  If two or more groups of directors or officers should separately and in good faith establish National Emergency Committees, the decisions of each Committee may be similarly relied on.

Section 9.  Re-establishment of Board.  The Committee shall make every effort to re-establish the normal existence of the corporation and return management responsibilities to the board of directors.  Further, every effort shall be made to combine separately organized Committees or delineate such Committees’ authority on a geographical or other basis.

Section 10.  Validity of Other Articles of the By-Laws During a National Emergency.  The provisions contained in the other Articles of these by-laws shall remain operative during a national emergency unless directly in conflict with this Article IV or action taken pursuant hereto.

ARTICLE V

Officers

Section 1.  Number.  The officers of the corporation shall be a chairman, a vice-chairman (if elected by the board of directors), a president, an executive vice president (if elected by the board of directors), one or more vice-presidents (the number thereof to be determined by the board of directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article.

Section 2.  Election and Term of Office.  The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3.  Removal.  Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

Section 5.  Chairman.  The chairman shall preside at all meetings of the stockholders and the board of directors. If so appointed by the board of directors he shall be the chief executive officer of the corporation and shall have those duties and responsibilities described in Section 8 of this Article.  He shall perform such other duties as may be prescribed by the board of directors.

Section 6.  Vice-Chairman.  The vice-chairman (if elected by the board of directors) shall, in the absence of the chairman, preside at all meetings of the stockholders and the board of directors.  If so appointed by the board of directors, he shall be either the chief executive officer or the chief operating officer, or both, and shall have those duties and responsibilities described in Sections 8 and 9 of this Article, as the case may be.  He shall perform such other duties as may be prescribed by the board of directors and by the chief executive officer if he does not have that position.

Section 7.  President.  The president shall be either the chief executive officer or the chief operating officer, or both, as determined by the board of directors, and shall have the duties and responsibilities described in Sections 8 and 9 of this Article, as the case may be.  In the absence of the chairman and vice-chairman, he shall preside at all meetings of the stockholders and board of directors.  He shall perform such other duties as may be prescribed by the board of directors and chief executive officer if he does not have that position.

Section 8.  Chief Executive Officer.  The chief executive officer of the corporation shall be either the chairman, the vice-chairman or the president as determined by the board of directors.  The chief executive officer shall provide overall direction and administration of the business of the corporation, he shall interpret and apply the policies of the board of directors, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives.  He may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the board of directors, stock certificates of the corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the corporation with respect to the voting of any shares of stock owned by the corporation.  He shall have the power to (1) designate management committees of employees deemed essential in the operations of the corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of the board of directors;  (2) appoint certain employees of the corporation as vice presidents of one or several divisions or operations of the corporation, subject to the approval of the board of directors, provided however, that any vice president so appointed shall not be an officer of the corporation for any other purpose; and (3) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the corporation and in general shall perform all duties incident to the office of the chief executive.

Section 9.  Chief Operating Officer.  The chief operating officer (if elected by the board of directors) shall be either the vice-chairman or the president as determined by the board of directors.  The chief operating officer shall in general be in charge of all operations of the corporation and shall direct and administer the activities of the corporation in accordance with the policies, goals and objectives established by the chief executive officer and the board of directors.  In the absence of the chief executive officer, the chief operating officer shall assume his duties and responsibilities.

Section 10.  Executive Vice President.  The executive vice president (if elected by the board of directors) shall report to either the chief executive officer or the chief operating officer as determined in the corporate organization plan established by the board of directors.  He shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer, the chief executive officer, or the board of directors.

Section 11.  Vice Presidents.  The board of directors may elect one or several vice presidents.  Each vice president shall report to either the chief executive officer, the chief operating officer or the executive vice president as determined in the corporate organization plan established by the board of directors.  Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer, the chief executive officer or the board of directors.  The board of directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president.  In the event there be more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the board of directors.

Section 12.  The Treasurer.  If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors shall determine.  He shall (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article VI of these by-laws; (b) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chief executive officer, chief operating officer or by the board of directors.

Section 13.  The Secretary.  The secretary shall:  (a) keep the minutes of the stockholders’ and the board of directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws or as required by law;  (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these by-laws or as required by law;  (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) sign with the chairman, president, or a vice president, stock certificates of the corporation, the issue of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer, chief operating officer or by the board of directors.

ARTICLE VI

Fiscal Year

The fiscal year of the corporation shall begin on the first day of January in each year and end on the thirty-first day of December in each year.

ARTICLE VII

Seal

The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation the words “Corporate Seal, Delaware”.

ARTICLE VIII

Waiver of Notice

Whenever any notice whatever is required to be given under the provisions of these by-laws or under the provisions of the certificate of incorporation or under the provisions of the laws of the state of Delaware, waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE IX

Amendments

Subject to the provisions of the certificate of incorporation, these by-laws may be altered, amended or repealed at any regular meeting of the stockholders, or at any special meeting of stockholders duly called for that purpose, by a majority vote of the shares represented and entitled to vote at such meeting; provided that in the notice of such special meeting notice of such purpose shall be given.  Subject to the laws of the State of Delaware, the certificate of incorporation and these by-laws, the board of directors may by a majority vote of those present at any meeting at which a quorum is present amend these by-laws, or enact such other by-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the corporation.